Exhibit 10.39

AMENDMENT

This Amendment, effective as of March 13, 2006, amends the Agreement effective September 19, 2005 (Agreement) between American Express Travel Related Services Company, Inc., a New York corporation (AXP), and Rewards Network Services Inc., a Delaware corporation (RN).

Capitalized terms used but not defined herein have the meaning ascribed to them in the Agreement. Except as specifically set forth herein, the provisions of the Agreement remain unchanged.

A. RN operates a rewards/loyalty program in the United States and Canada that entitles (i) individuals to earn rewards by spending at Service Establishments and other merchants that participate in RN’s Frequency Programs and (ii) Service Establishments and other merchants to obtain services, including but not limited to one or more of the following: marketing, access to capital, business intelligence reporting and loyal customers, through direct contractual relationships with RN. Individuals apply to become Frequency Program members, among several things, by registering, designating their payment cards to receive credits under the Frequency Program, by agreeing to RN’s terms of membership, and by granting all required consent (either directly to RN or directly to AXP, depending upon the applicable Frequency Program) to the collection, use, and disclosure of their personal information (such individuals who have become members of RN’s Frequency Programs and registered their American Express® Cards, RN Program Cardmembers).

B. The parties shall safeguard this information through an agreed upon enciphering method and hereby amend the terms of the Agreement to provide additional safeguards for all Cardmember information.

The parties agree as follows:

1. Scope of Agreement

The Agreement applies to RN’s Frequency Programs in the United States and Canada.

2. RN Disclosures and Consents

a. RN represents and warrants to AXP that RN makes the following disclosures to Cardmembers who become RN Program Cardmembers: (i) description of all personal information and all Cardmember and transactional data that RN collects, including indication of all potential sources of such data including that such data is collected from Service Establishments and other merchants, payment card processors, or credit card companies, or any or all of them, (ii) identity of the collector of personal information, (iii) purposes for which personal information will be used (including for administration of RN’s Frequency Programs), (iv) to whom the personal information, or portions thereof, may be disclosed, including the applicable RN partner and the recipients or categories of recipients of the personal information, (v) whether providing personal information is voluntary or obligatory, and (vi) right of access and right to correct personal information. RN shall provide to RN Program Cardmembers a method to update and correct their personal information (and, with respect to RN’s Frequency Programs in Canada, the right of access to their personal information).

b. RN shall obtain, from Cardmembers who enroll directly with RN to become RN Program Cardmembers, all consents required by applicable law for its collection, use, and disclosure of personal information. RN shall archive evidence of such consent, and provide AXP, on request from time to time, evidence that RN has provided disclosure to such a RN Program Cardmember and that such a RN Program Cardmember has given the required consent.

3. Transmission of the Shadow File

The parties shall follow the procedures set forth in Exhibit A hereto for transmitting and handling the Shadow File.

4. Insurance

RN shall provide and maintain in effect at all times during the term of this Agreement, at its sole expense, the minimum insurance coverage set forth in Schedule B hereto to protect the parties from any liability that may arise out of or result from the Agreement, whether such liability arises during RN’s performance or subsequent to completion of its performance thereunder. These insurance requirements shall not in any way limit RN’s indemnity obligations to AXP, nor shall they relieve or decrease the liability of RN in any way. AXP does not in any way represent that the insurance or limits of insurance specified herein are sufficient or adequate to protect RN’s interests or liabilities. RN is responsible at RN’s sole expense for providing any additional insurance that it deems necessary to protect those interests and liabilities.

5. Data Security

Notwithstanding anything to the contrary, RN shall abide by the information protection contract requirements (IPCR) set forth in Schedule C hereto. RN acknowledges that AXP’s current Data Security Operating Policies are appended to the IPCR.

6. Audit

a. Without waiving AXP’s other audit rights under the Agreement, RN shall provide to AXP, its auditors (including internal staff and independent auditors), inspectors, regulators, and other representatives as AXP may from time to time designate in writing upon fifteen days advance notice, not more often than two times per year, access at reasonable times (and in the case of regulators at any time required by such regulators) to any facility at which RN performs the Agreement, to RN personnel, and to data and records for the purpose of performing audits and inspections of RN. The scope of these audits and inspections shall be at AXP’s sole cost and expense and shall be limited to examining RN’s performance of the Agreement and conformance to the terms thereof, including, to the extent applicable, by performing audits: (i) of practices and procedures; (ii) of systems, equipment, and software; (iii) of supporting information and calculations regarding compliance with service level standards; (iv) of general controls and security practices and procedures; (v) of disaster recover and back-up procedures; and (vi) as reasonably necessary to enable AXP to meet, or to confirm that RN is meeting, applicable regulatory and other legal requirements.

b. RN shall provide to such auditors, inspectors, regulators, and other representatives such reasonable assistance as they request and cooperate with AXP or its designees in connection with audit functions and with regard to examinations by regulators.

c. AXP’s auditors and other representatives shall comply with RN’s reasonable security requirements and shall use commercially reasonable efforts to schedule and conduct audits in a manner that does not unreasonably interfere with RN’s ordinary business operations.

d. Following an audit or examination, AXP will provide RN on request with a copy of the final audit report. In addition, AXP may conduct, or request its independent auditors or examiners to conduct, an exit conference with RN to obtain factual concurrence with issues identified in the report. AXP may disclose the results of any such audit report, review, and examination to its regulators. The parties shall meet promptly to review each audit report after its issuance and to agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. If RN determines in its sole discretion that suggested changes contained in an audit report will require an unreasonable amount of personnel time or expense to resolve to AXP’s reasonable satisfaction, then RN may terminate the Agreement upon 30 days’ advance written notice to AXP.

7. Termination

a. Nothing to the contrary withstanding, AXP may terminate the Agreement effective immediately by notice to RN if RN breaches any of the information protection requirements in Schedule B, or the covenants in Sections 2 and 3 above, and such breaches are not cured within thirty days after receipt of notice thereof.

b. All provisions of the Agreement that by their context are intended to survive termination, including Sections 8.b (Confidential Information), 8.d (Limitation of Liability), 8.e (Indemnification), and 8.m (Dispute Resolution, as added below), as well as RN’s liability for any fees assessed against RN pursuant to this Amendment, shall survive termination of the Agreement.

8. Notices – AXP’s address to receive notices is changed as follows:

To American Express at:

American Express Travel Related Services Company, Inc.

18850 North 56th Street

Phoenix, AZ 85054

Attn: Vice President, Network Development

with a copy to:

American Express Travel Related Services Company, Inc.

3 World Financial Center

200 Vesey Street, Floor 49

New York, NY 10285-4902

Attn: General Counsel’s Office, ES Counsel

9. Miscellaneous

a. The fourth sentence of Section 8.b (Confidential Information) of the Agreement is deleted and the following sentence inserted at the end of that subsection:

“The confidentiality obligations contained in this subsection shall not apply to information that: (i) is already known to a party prior to disclosure by the other party; (ii) is or becomes available to the public through no breach of this subsection by the other party; (iii) is rightfully received from a third party by the other party without a duty of confidentiality; (iv) is independently developed by a party; or (v) is required to be disclosed by law, regulation, or court order, provided that the disclosing party shall use reasonable efforts to notify the other party prior to disclosure.”

b. Section 8.l of the Agreement is replaced in its entirety with the following subsection.

“l. Governing Law - This Agreement is governed by and will be construed according to the laws of the State of New York without regard to internal principles of conflicts of law. Any action by either party shall be brought in the appropriate federal or state court located in the County and State of New York. Each party consents to the exclusive jurisdiction of such court and waives any claim of lack of jurisdiction or forum non conveniens.”

c. Section 8.m (Negotiation/Mediation of Disputes) of the Agreement is replaced in its entirety with the following subsection.

“m. Dispute Resolution

i. All Claims arising out of or in connection with this Agreement will be resolved pursuant to this section rather than by litigation. Claim means any claim (including initial claims, counterclaims, cross-claims, and third party claims), dispute, or controversy between the parties arising from or relating to this Agreement, or the relationship resulting from this Agreement, whether based in contract, tort (including negligence, strict liability, fraud, or otherwise), or statutes, regulations, or any other theory. In the event of any Claim, the parties will use commercially reasonable efforts to settle the Claim. To this effect, the party asserting the Claim will provide notice thereof to the other party, and they will meet and negotiate with each other and, recognizing their mutual interests, attempt, in good faith, to reach a solution satisfactory to both parties. If they do not reach a solution within a period of sixty days from the first meeting of the parties in negotiation, then the parties will attempt to settle the Claim through mediation, as described in subsection ii. below.

ii. Any Claim that has not been resolved pursuant to subsection a. above will be resolved, upon the election by either party, through mediation administered by an entity or organization located in New York, New York mutually agreed upon by the parties. The parties will share equally in the costs of mediation. If they do not reach a solution within a period of sixty days from the first meeting of the parties in mediation, then the parties will settle the Claim through binding arbitration, as described in subsection iii. below.

iii. Any Claim that has not been resolved pursuant to subsection i. or ii. above will be resolved, upon the election by either party, through arbitration. The party asserting the Claim will select one of the following arbitration organizations, which will apply its rules in effect at the time the Claim is filed. In the event of an inconsistency between this section and any rule or procedure of the arbitration organization, this section will control. The party asserting the Claim will simultaneously notify the other party of its selection. If AXP’s selection is not acceptable to RN, then RN may select another of the following organizations within thirty days after it receives notice of our initial selection. Any arbitration hearing that RN attends will take place in the federal judicial district where its headquarters is located.

•	National Arbitration Forum (NAF); P.O. Box 50191, Minneapolis, MN 55404-0191; 1-800-474-2371; www.arbitration-forum.com

•	American Arbitration Association (AAA): 335 Madison Avenue, New York, NY 10017; 1-800-778-7879; www.adr.org

iv. IF ARBITRATION IS CHOSEN BY ANY PARTY WITH RESPECT TO A CLAIM, NEITHER PARTY WILL HAVE THE RIGHT TO LITIGATE THAT CLAIM IN COURT OR HAVE A JURY TRIAL ON THAT CLAIM, OR TO ENGAGE IN PRE-ARBITRATION DISCOVERY EXCEPT AS PROVIDED FOR IN THE RULES OR PROCEDURES OF NAF OR AAA, AS APPLICABLE. FURTHER, RN WILL NOT HAVE THE RIGHT TO PARTICIPATE IN A REPRESENTATIVE CAPACITY OR AS A MEMBER OF ANY CLASS OF CLAIMANTS PERTAINING TO ANY CLAIM SUBJECT TO ARBITRATION. NOTE THAT OTHER RIGHTS THAT IT WOULD HAVE IN COURT MAY ALSO NOT BE AVAILABLE IN ARBITRATION.

v. All parties to the arbitration must be individually named. There will be no right or authority for any Claims to be arbitrated or litigated on a class-action or consolidated basis, on behalf of the general public or other parties, or joined or consolidated with claims of other parties, and the parties are specifically barred from doing so. The arbitrator’s authority to resolve Claims is limited to Claims between the parties alone, and the arbitrator’s authority to make awards is limited to awards to the parties alone.

vi. The arbitrator will have the power and authority to grant equitable relief (e.g., injunction, specific performance) and, cumulative with all other remedies, will grant specific performance whenever possible. The arbitrator will have no power or authority to alter this Agreement or any of its separate provisions, including this section, nor to determine any matter or make any award except as provided in this section.

vii. Injunctive relief sought to enforce the confidentiality provisions of this Agreement will not be subject to the requirements of this section. This section is not intended to, and does not, substitute for AXP’s ordinary business practices, policies, and procedures, including its rights to impose fees.

viii. This section is made pursuant to a transaction involving interstate commerce and will be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (FAA). The arbitrator will apply New York law and applicable statutes of limitations, honor claims of privilege recognized by law and, at the timely request of either party, provide a written and reasoned opinion explaining his or her decision. The arbitrator will apply the rules of the arbitration organization selected, as applicable to matters relating to evidence and discovery, not the federal or any state rules of civil procedure or rules of evidence. The arbitrator’s decision will be final and binding, except for any rights of appeal provided by the FAA or if the amount of the award exceeds US$100,000, any party can appeal that award to a three-arbitrator panel administered by NAF or AAA, as applicable, which will reconsider de novo any aspect of the initial award requested by majority vote and will be final and binding. The decision of that three person panel may be appealed as provided by the FAA. The costs of such an appeal will be borne by the appellant regardless of the outcome of the appeal. The arbitration proceeding and all testimony, filings, documents, and any information relating to or presented during the proceedings will be deemed to be confidential information not to be disclosed to any other party. Judgment upon the award rendered by the arbitrator may be entered in any state or federal court in the federal judicial district where RN’s headquarters is located.

ix. All offers, promises, conduct, and statements, whether written or oral, made in the course of the negotiations, mediations, arbitrations, and proceedings to confirm arbitration awards by either party, its agents, employees, experts or attorneys, or by the mediator or arbitrator, are confidential, privileged, and inadmissible for any purpose, including impeachment or estoppel, in any other litigation or proceeding involving any of the parties, provided that evidence that is otherwise admissible or discoverable will not be rendered inadmissible or non-discoverable as a result of its use in the negotiation, mediation, or arbitration.

x. Either party may seek equitable relief in arbitration prior to arbitration on the merits to preserve the status quo pending completion of such process. This section may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, including legal fees, to be paid by the party against whom enforcement is ordered.”

d. A new Section 14.n is added to the Agreement as follows:

“n. Interpretation - In construing this Agreement, unless the context requires otherwise: (i) the singular includes the plural and vice versa; (ii) the term or is not exclusive; (iii) the term including means “including, but not limited to;” (iv) the term day means calendar day; (v) any reference to any agreement (including this Agreement), instrument, contract, policy, procedure, or other document refers to it as amended, supplemented, modified, suspended, replaced, restated, or novated from time to time; and (vi) all captions, headings, and similar terms are for reference only.”

10. Press Releases and Public Announcements

Except as required by law, RN shall not make any disclosure to the public, whether in the form of a press release or otherwise, in respect of this Agreement or AXP except with the prior written consent of AXP. RN shall notify AXP reasonably in advance of any filings containing references to AXP that RN intends to make with regulatory or governmental agencies.

11. Compliance with Law

Each party shall comply with all applicable laws, regulations, and rules, including all applicable privacy and data security laws.

The parties have caused their duly authorized representatives to execute this Amendment as of the date first written above.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:	/s/ Seana Pitt
Seana Pitt
Vice President, Network Development

REWARDS NETWORK SERVICES INC.

By:	/s/ Ronald L. Blake
Name:	Ronald L. Blake
Title:	President and Chief Executive Officer

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